SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 20, 2019

AXIM BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Rockerfeller Place, 20th Floor, Suite 83 New York, New York	10111
(Address of principal executive offices)	(Zip Code)

(212) 751-000
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01   Changes in Control of Registrant

On February 20, 2019, MJNA Investment Holdings LLC (“Seller”) sold its 500,000 shares of AXIM Biotechnologies, Inc.’s, a Nevada corporation (the “Company”) Series C Preferred Stock to Juniper & Ivy Corporation, a Nevada corporation (“Purchaser”) for a purchase price of $500,000 (the “Purchase Price”) pursuant to a Preferred Stock Purchase Agreement (the “Purchase Agreement”). Payment of the Purchase Price was made as follows (i) a $65,000 payment made by check payable to Seller, which Purchaser borrowed from an unrelated third-party and which has no recourse against the Series C Preferred Stock or assets of Purchaser (the "Loan"), and (ii) the issuance by Purchaser to Seller of a promissory note, face value, $435,000, which has no recourse against the Series C Preferred Stock or assets of Purchaser (the "Note").  The Company’s Chief Executive Officer John W. Huemoeller II is the President of Purchaser. Mr. Huemoeller provided a personal guaranty for the Loan and the Note.

The holders of the Series C Preferred Stock are entitled to elect four members to the Company’s Board of Directors and are entitled to cast 100 votes per share on all other matters presented to the shareholders for a vote.  As a result of this transaction, a change in control has occurred.

The foregoing description of the Purchase Agreement and the transaction contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.1	Preferred Stock Purchase Agreement, dated February 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.

Dated: February 26, 2019	By:	/s/ John W. Huemoeller II
Name: John W. Huemoeller II
Chief Executive Officer